EXECUTION VERSION

REDACTED EXHIBIT: This Exhibit contains certain identified information that has been excluded because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed. Redacted information is identified by [*].
EQUITY CAPITAL CONTRIBUTION AGREEMENT
with respect to
DIAMOND STATE GENERATION PARTNERS, LLC
by and among
BLOOM ENERGY CORPORATION
SP DIAMOND STATE CLASS B HOLDINGS, LLC,
DIAMOND STATE GENERATION HOLDINGS, LLC
and
DIAMOND STATE GENERATION PARTNERS, LLC

dated as of June 14, 2019

# 7371598_20.Docx

EXECUTION VERSION

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINED TERMS2
1.1Defined Terms    2
ARTICLE 2 CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS2
2.1Initial Funding and Issuance of Class B Membership Interests    2
2.2Capital Contributions    2
2.3Closing    3
2.4Funding Mechanics    3
2.5Conditions Precedent to the Obligations of Southern on Each Subsequent Funding Date.    3
ARTICLE 3 REPRESENTATIONS AND WARRANTIES4
3.1Representations and Warranties of Bloom    4
3.2Representations and Warranties of Southern    10
ARTICLE 4 CERTAIN COVENANTS12
4.1Confidentiality    12
ARTICLE 5 CONDITIONS TO CLOSING12
5.1Conditions to the Obligations of Each Party    12
5.2Conditions Precedent to the Obligations of Southern on the Effective Date    13

EXECUTION VERSION

5.3Conditions Precedent to the Obligations of Bloom and DSGH on the Effective Date    15
ARTICLE 6 [RESERVED]16
ARTICLE 7 INDEMNIFICATION16
7.1Indemnification    16
7.2Direct Claims    17
7.3Third Party Claims    17
7.4No Duplication    19
7.5Sole Remedy    19
7.6Survival    19
7.7Final Date for Assertion of Indemnity Claims    19
7.8Mitigation and Limitations on Indemnified Costs    20
7.9Payment of Indemnification Claims    20
7.10Repayment; Subrogation    21
7.11Tariff Damages Collateral    21
7.12Assumed Tax Benefits Collateral    21
ARTICLE 8 GENERAL PROVISIONS22
8.1Exhibits and Schedules    22
8.2Disclosure Schedules    22

EXECUTION VERSION

8.3Amendment, Modification and Waiver    22
8.4Severability    22
8.5Expenses    22
8.6Parties in Interest    22
8.7Notices    23
8.8Counterparts    24
8.9Entire Agreement    24
8.10Governing Law; Choice of Forum; Waiver of Jury Trial    25
8.11Public Announcements    25
8.12Assignment    25
8.13Relationship of Parties    25

EXECUTION VERSION

ANNEXES
Annex I    Definitions

EXHIBITS
Exhibit A    Initial Flow of Funds Memorandum
Exhibit B    Form of Funding Notice

SCHEDULES
Schedule 3.l(j)        Governmental Approvals and Filings
Schedule 3.l(k)    Environmental Matters
Schedule 3.1(1)    Governmental Authorizations
Schedule 3.l(m)    Insurance
Schedule 3.1(n)    Real Property
Schedule 3.1(q)    Material Contracts
EQUITY CAPITAL CONTRIBUTION AGREEMENT
This Equity Capital Contribution Agreement (this “Agreement”) is made and entered into as of June [__], 2019 (the “Effective Date”) by and among Diamond State Generation Holdings, LLC, a Delaware limited liability company (“DSGH”), SP Diamond State Class B Holdings, LLC, a Delaware limited liability company (“Southern”), Diamond State Generation Partners, LLC, a Delaware limited liability company (the “Company”), and solely with respect to Section 3.1, Article 7 and Article 8, Bloom Energy Corporation, a Delaware corporation (“Bloom”).
Preliminary Statements
WHEREAS, Bloom is the sole member of Clean Technologies and Clean Technologies and Mehietia are the sole members of DSGH, which, as of the Effective Date, owns one hundred percent (100%) of the issued and outstanding membership interests in the Company;
WHEREAS, the Company currently owns a 30 MW solid oxide fuel cell generation project composed of Systems purchased pursuant to that certain Master Energy Server Purchase Agreement, by and between the Company and Bloom, dated April 13, 2012 (such Bloom Systems, the “Existing Systems” and together with the related Existing BOF and its partial ownership in the Shared Assets and intangible rights and obligations in connection with all of the foregoing, the “Existing Project”);
WHEREAS, subject to the terms and conditions of (i) the Repurchase Agreement, Bloom intends to repurchase the Existing Systems from the Company and (ii) the CapEx Agreement, Bloom intends to sell a portfolio of New Systems having an aggregate nameplate capacity of up to 27.5 MW to be operated in accordance with the Tariff and the REPS Act (collectively, the “New Systems” together with the related New Systems BOF its partial ownership in the Shared Assets and intangible rights and obligations in connection with all of the foregoing, the “New Project”) to the Company and the Company intends to purchase such New Systems from Bloom and to sell the Existing Systems to Bloom.

EXECUTION VERSION

WHEREAS, subject to the terms and conditions herein, on the Effective Date (i) Southern will make an Initial Funding to the Company in the amount set forth on the Projected Contribution Schedule and DSGH will cause the Company to issue Class B Membership Interests to Southern and (ii) DSGH’s membership interests in the Company will be converted into the Class A Membership Interests in the Company, in each case pursuant to the LLC Agreement;
WHEREAS, subject to the terms and conditions herein, on the Effective Date and each Subsequent Funding Date, Southern will make additional Capital Contributions to the Company in amounts determined pursuant to and as provided in this Agreement in order to finance the purchase of the New Systems pursuant to the CapEx Agreement;
NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements, and conditions in this Agreement, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties to this Agreement agree as follows:

EXECUTION VERSION

Article 1
DEFINED TERMS
1.1    Defined Terms. Capitalized terms not otherwise defined in this Agreement have the meanings given such terms in Annex I.
ARTICLE 2
CAPITAL CONTRIBUTIONS; MEMBERSHIP INTERESTS
2.1    Initial Funding and Issuance of Class B Membership Interests.
(a)    Issuance of Membership Interests. Subject to the terms and conditions in this Agreement, at the Closing, (i) Southern will make its initial Funding (“Initial Funding”) to the Company as provided in Section 2.2(a) and will commit under this Agreement to make further Capital Contributions and, in exchange, (ii) DSGH will cause the Company to (x) issue to Southern the Class B Membership Interests in the Company and (y) convert DSGH’s membership interests into Class A Membership Interests.
2.2    Capital Contributions.
(a)    Initial Funding. On the Effective Date, (x) Southern will make a Capital Contribution in immediately available funds for the Deposit (as defined in the CapEx Agreement) payment under the CapEx Agreement, plus [*] towards costs incurred by Bloom in entering into the Transaction Documents, in a total amount set forth in the flow of funds memorandum attached hereto as Exhibit A (“Initial Flow of Funds Memorandum”) prepared in connection with the Effective Date and in accordance with Section 2.4 below, and (y) DSGH will cause the Company to use such Capital Contribution in accordance with the Initial Flow of Funds Memorandum and will take, and will cause the Company to take, such actions as are contemplated under the Transaction and Project Documents on such date.
(b)    Subsequent Fundings. Within one (1) Business Day after the Company’s receipt of a monthly Payment Notice under the CapEx Agreement (each, a “Monthly Payment Notice”), the Company shall advise Southern of the number of New Systems covered by the Monthly Payment Notice, provide Southern with a notice of required funding in the form attached to this Agreement as Exhibit B (the “Funding Notice”), which shall include (i) a copy of the Monthly Payment Notice and (ii) a request for a capital contribution from Southern equal to the amount set forth in the Monthly Payment Notice (the “Monthly Contribution”); provided, however, that once Southern has funded an amount equal to the “Maximum Aggregate Southern Portfolio Purchase Price” (as defined in the CapEx Agreement) (taking into consideration any contributions by any Affiliate of Southern to 2016 ESA Project Company, LLC), should the Class B Member advise Bloom that it is ceasing purchases under the CapEx Agreement, then the funding obligations under this Section 2.2(b) shall also cease, as long as full funding has occurred for all New Systems ordered under the CapEx Agreement. Subject to the foregoing, four (4) Business Days following receipt of the Funding Notice, (x) Southern will make a Capital Contribution in immediately available funds in an amount equal to the Monthly Contribution (each, a “Subsequent Funding”), up to the overall maximum amount equal to the Maximum Aggregate Southern Portfolio Purchase Price as

EXECUTION VERSION

detailed in a flow of funds memorandum prepared in connection with each Subsequent Funding and in accordance with Section 2.4 below, and (y) DSGH will cause the Company to use such Capital Contribution in accordance with the flow of funds and will take, and will cause the Company to take, such actions as are contemplated under the Transaction and Project Documents on such date. The date each Subsequent Funding is due will be a “Subsequent Funding Date”.
(c)    All Capital Contributions made pursuant to Sections 2.2(a) and 2.2(b) shall be used by the Company to pay the corresponding amounts to Bloom as they become due and payable pursuant to the terms of the CapEx Agreement.
2.3    Closing.
The Closing will take place concurrent with the mutual execution and delivery of this Agreement by the Parties which execution shall be deemed to confirm that all of the conditions in Section 5.2 and Section 5.3 have either been satisfied or waived in writing by the Party entitled to the benefit of such conditions. Each of the documents to be delivered pursuant to Section 5.2 and Section 5.3 shall be deemed to be delivered simultaneously, and no such document shall be of any force or effect until all such documents are delivered and this Agreement is executed and delivered by all Parties hereto.
2.4    Funding Mechanics.
(a)    The Parties acknowledge that, other than as agreed to by the Parties, after the Effective Date there will be only one Funding Date per calendar month. In no event will any Funding Date occur later than the Funding Termination Date other than as agreed to by the Parties. An executed Funding Notice shall be provided to Southern at least four (4) Business Days prior to the applicable Funding Date; provided, that no Funding Notice shall be required for the Capital Contributions to occur on the Effective Date.
(b)    On or prior to each Funding Date, Southern will transfer its Funding Payments by wire transfer of immediately available funds to the following account (or to such other account as the Company may from time to time advise it in writing):
Holder Name:     Diamond State Generation Partners, LLC
Bank Name:        Deutsche Bank Trust Company Americas
Account Number:    [*]
ABA Number:     [*]
Account Name:     [*]
FFC:             [*]
Re:             Diamond State Generation
Attn:             [*]

2.5    Conditions Precedent to the Obligations of Southern on Each Subsequent Funding Date.

EXECUTION VERSION

The obligation of Southern to make each Subsequent Funding on each Subsequent Funding Date will be subject only to the satisfaction of the following condition (any or all of which may be waived in whole or in part by Southern in its sole discretion):
(a)    The Company shall be obligated to make payment to Bloom on each applicable Subsequent Funding Date pursuant to the corresponding Monthly Payment Notice under the CapEx Agreement.
(b)    By the final Funding Date, Bloom shall have delivered to Southern a final appraisal, valuation, and cost segregation report concerning the Portfolio from Marshall & Stevens, together with a reliance letter in favor of Southern, both in form and substance satisfactory to Southern.
(c)    DSGH shall have issued in favor of Southern (and has thereafter maintained) (1) one or more letters of credit with aggregate face value of not less than $[*] within five (5) Business Days of the Effective Date, with face value increasing to not less than $[*] by July 5, 2019; and (2) one or more letters of credit with aggregate face value of not less than $[*] no later than October 31, 2019; provided, that the amounts required under this Section 2.5(c) shall be reduced on a dollar-for-dollar basis to reflect any draws by Southern on the applicable letter(s).
(d)    [*].
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Bloom.
Bloom represents and warrants to Southern as of the date hereof (except with respect to clauses (e), (f), (i)(ii), and (k)(ii) of this Section 3.1) as follows:
(a)    Organization, Good Standing, Etc. Each of DSGH and the Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Bloom is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Each of DSGH and the Company has the limited liability company power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary. Bloom has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary. Each of Bloom, DSGH, and the Company has provided Southern with true and correct copies of its organizational documents.
(b)    Authority. Each of DSGH and the Company has the limited liability company power and authority to enter into this Agreement and the other Transaction and Project Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby or thereby. Bloom has the corporate power and authority to enter

EXECUTION VERSION

into any Transaction and Project Documents to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by DSGH and the Company of this Agreement and each other Transaction and Project Document to which it is a party, and the consummation by each of them of the transactions contemplated hereunder and thereunder, have been duly authorized by all necessary limited liability company action required on their respective parts. The execution and delivery by Bloom of each Transaction and Project Document to which it is a party, and the consummation by Bloom of the transactions contemplated thereunder, have been duly authorized by all necessary corporate action required on its part. Each of Bloom, DSGH and the Company has duly executed and delivered each Transaction and Project Document to which it is a party. This Agreement (assuming due authorization, execution and delivery by Southern) constitutes, and upon execution and delivery by Bloom, DSGH and the Company of the other Transaction and Project Documents to which it is respectively a party, the Transaction and Project Documents will constitute, the valid and binding obligations of each of Bloom, DSGH and the Company, respectively, enforceable against each of them in all material respects in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery by Bloom, DSGH and the Company, as applicable, of this Agreement and the other Transaction and Project Documents to which it is a party do not, and the performance by each of Bloom, DSGH and the Company of its obligations hereunder and thereunder will not, (i) violate or require any filing or notice (that has not been filed or made) under any Applicable Law applicable to Bloom, DSGH or the Company, (ii) conflict with, or cause a breach of, or require consent under any provision in the certificate of incorporation, bylaws or other organizational document of Bloom or the certificate of formation, limited liability company agreement or other organizational document of DSGH or the Company, as applicable, or any Material Contract to which Bloom, DSGH, or the Company is a party.
(d)    Absence of Litigation. None of Bloom, DSGH or the Company is subject to any pending or, to the Knowledge of Bloom, threatened injunction, judgment, order, decree, ruling or charge, any pending action, litigation, suit, proceeding or investigation before or by any court, arbitrator or other Governmental Authority or before any arbitrator which would reasonably be expected to have a material adverse effect on such party’s ability to perform its obligations under the Transaction Documents to which it is a party. None of Bloom, DSGH or the Company has received a notice of any change to either the REPS Act or the Tariff and to the Knowledge of Bloom there has been no change to the REPS Act or the Tariff.
(e)    Ownership. DSGH will own of record and beneficially, one hundred percent (100%) of the membership interests of the Company immediately prior to the Closing and before giving effect to the transactions contemplated by this Agreement. There are no outstanding options, warrants, calls, puts, convertible securities or other contracts of any nature obligating DSGH or the Company to issue, deliver or sell membership interests or other securities in the Company except as provided herein or as provided under the LLC Agreement or Permitted Encumbrances. The Company has no subsidiaries. Except as provided in this Agreement and the other Transaction

EXECUTION VERSION

Documents, no Person has or will have a right to acquire an ownership interest in the New Systems or the Project (excluding Energy and RECs) owned or to be acquired by the Company. The Company is not a party to or otherwise subject to any legal, regulatory, or contractual restriction (other than as set forth herein or in the LLC Agreement) restricting the ability of the Company to pay dividends or make similar distributions to the Company or other holders of its respective equity interests.
(f)    Valid Interests. Upon execution and delivery by Southern and DSGH of the LLC Agreement and, if not the same day, on the Effective Date, the Class B Membership Interests will constitute membership interests in the Company, and are being issued free and clear of any Liens except for obligations imposed on members of the Company under the LLC Agreement.
(g)    Taxes.
(i)    All Tax Returns required to have been filed by or with respect to the Company have been timely filed, and each such Tax Return correctly and completely reflects, in all material respects, Liabilities for Taxes and all other material information required to be reported thereon. All Taxes owed by the Company (whether or not shown on any Tax Return) have been timely paid except to the extent such Taxes are not yet due.
(ii)    There is no action or audit currently proposed in writing, threatened in writing or pending against, or with respect to, the Company in respect of any Taxes. The Company has not extended the time within which to file any Tax Return which has not yet been filed. No written claim has ever been received from a Taxing Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction or that it must file Tax Returns in such jurisdiction. There are no Liens on any of the assets or properties of the Company with respect to Taxes other than Permitted Liens.
(iii)    The Company has withheld and timely paid all material Taxes required to have been withheld and paid by it.
(iv)    The Company has not entered into any material Contract with a Taxing Authority with respect to Taxes.
(v)    The Company is not a party to, a beneficiary of, or subject to any Tax allocation or sharing agreement.
(vi)    The Company has been since inception and continues to be classified as “disregarded as an entity separate from its owner,” within the meaning of Treasury regulation section 301.7701-3(a), for United States federal income Tax purposes.
(vii)    Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code. The Company has not been a United States real

EXECUTION VERSION

property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h)    Financial Statements; No Undisclosed Liabilities. The Company has provided to Southern (i) the audited consolidated financial statements of DSGH (including the consolidated balance sheet and the related consolidated statements of operations, members’ equity and cash flows) as of and for the period ended December 31, 2018 and (ii) the unaudited consolidated financial statements of the Company (including the consolidated balance sheet and the related consolidated statements of operations, members’ equity and cash flows) as of and for the period ended March 31, 2019, ((i) and (ii) collectively, the “Financial Statements”). The Financial Statements (A) have been prepared from the books and records of DSGH and the Company in accordance with GAAP (except as may be stated therein or in the notes thereto and subject to audit and year-end adjustments and the absence of footnotes) and (B) present fairly in all material respects the financial condition and results of operations of DSGH and the

Company, as applicable, as of the dates or for the periods set forth therein. The Company has no Liabilities except Liabilities (x) reflected, disclosed or reserved for in the Financial Statements, (y) which have arisen after March 31, 2019 in the Ordinary Course of Business or (z) incurred in connection with the transactions contemplated by this Agreement.
(i)    Compliance with Laws.
(i)    As of the date of this Agreement, other than Environmental Laws (which are addressed in Section 3.1(k)) and other than Tax matters (which are addressed in Section 3.1(g)), the Company is in compliance in all material respects with all Applicable Laws, and has not received written notice from a Governmental Authority of an actual or potential violation of any Applicable Laws.
(ii)    As of the Effective Date and each Subsequent Funding Date, other than Environmental Laws (which are addressed in Section 3.1(k)) and other than Tax matters (which are addressed in Section 3.1(g)), the Company will be in compliance with all Applicable Laws other than such non-compliance that would not reasonably be expected to have a Material Adverse Effect, and none of them has received written notice from a Governmental Authority of an actual or potential violation of any Applicable Laws.
(j)    Governmental Approvals and Filings. No Governmental Approval of or filing with any Governmental Authority for a Governmental Approval is required to be obtained or made by Bloom, DSGH or the Company for the execution, delivery and performance by Bloom, DSGH or the Company of any Transaction Document to which it is a party or the consummation of the transactions contemplated therein, other than (i) filings or approvals as set forth on Schedule 3.1(j) and (ii) any other Governmental Approval or filings that have been obtained or are ministerial in nature or can reasonably be expected to be obtained or made in the ordinary course on commercially reasonable terms and conditions when needed, and each such Governmental Approval that has been obtained and remains necessary is in full force and effect.

EXECUTION VERSION

(k)    Environmental Matters.
(i)    As of the Effective Date, the Company is and at all times has been in compliance with all Environmental Laws, other than as set forth on Schedule 3.1(k), and (ii) none of Bloom, DSGH or the Company has received written notice from any Governmental Authority of an actual or potential violation of, or liability under, any Environmental Laws.
(ii)    As of the Effective Date and each Subsequent Funding Date, (i) the Company is and at all times has been in compliance with all Environmental Laws, other than any failures to comply that would not reasonably be expected to have a Material Adverse Effect, and (ii) none of Bloom, DSGH or the Company has received written notice related to the Project from any Governmental Authority of an actual or potential violation of, or liability under, any Environmental Laws.
(l)    Governmental Authorizations. Schedule 3.1(l) sets forth all material Government Approvals necessary for the construction, operation, ownership and maintenance of the Systems owned or to be acquired by the Company. There are no other Government Approvals necessary other than those that are ministerial in nature or can reasonably be expected to be obtained on commercially reasonable terms and conditions when needed.
(m)    Insurance. Schedule 3.1(m) lists all of the insurance maintained by, or for the benefit of, the Company, all of which is valid and in full force and effect. None of Bloom, DSGH or the Company has taken any action that has rendered such insurance unenforceable.
(n)    Real Property. The Company owns no fee simple real property. Schedule 3.1(n) lists all Site Leases and easements or rights of way for transmission lines from the Site Leases to the Interconnection Point (or Delivery Point (as defined in the QFCP-RC Tariff)), as applicable, with the PJM Grid and identifies any material reciprocal easement or operating agreements relating thereto. The Company has good and valid title to the leasehold estates in each Site, in each case free and clear of all Liens, except Permitted Liens. The Company has peaceful and undisturbed possession under all the Site Leases, such leases are valid and in full force and effect and binding and enforceable in accordance with their respective terms; and there is not, under any of such leases, any existing default, event of default or event which with notice or lapse of time or both would constitute a default. Except as set forth on Schedule 3.1(n), none of the rights of the Company under any of the Site Leases will be subject to termination or modification as a result of the consummation of the transactions contemplated by this Agreement.
(o)    Personal Property. The Company does not own any material personal property other than the Existing Systems and the type of assets which the Company is expected to own or possess in order to perform under the Transaction Documents.
(p)    Liens. All assets owned by the Company are free and clear of all Liens, other than Permitted Liens.

EXECUTION VERSION

(q)    Material Contracts. Schedule 3.1(q) lists all Material Contracts (other than the Transaction Documents) to which the Company is a party and each such Material Contract, and each Transaction Document, has not been amended, terminated or otherwise modified except as set forth on such schedule. Each Material Contract listed in Schedule 3.1(q), and each Transaction Document, is in full force and effect and is binding on Bloom, DSGH, the Company or their Affiliates and to Bloom’s Knowledge, on any counterparties thereto other than Bloom, DSGH, the Company or their Affiliates, except as enforceability may be limited by applicable bankruptcy and similar laws affecting the enforcement of creditors’ rights and general equitable principles. Except as shown on Schedule 3.1(q), none of Bloom, DSGH, the Company or their Affiliates and to Bloom’s Knowledge, no counterparties thereto are in default respect under any Material Contract or any Transaction Document.
(r)    QFCP- RC Tariff Notices. None of Bloom, DSGH or the Company has received any written notice from any Governmental Agency challenging or questioning the validity of the QFCP-RC Tariff.
(s)    Employee Matters. The Company does not have any employees nor has the Company maintained, sponsored, administered or participated in any employee benefit plan or arrangement, including any employee benefit plan subject to ERISA.
(t)    Affiliate Transactions. Except for the Transaction and Project Documents, there are no existing contracts, agreements, understandings, or commercial relationships between the Company, on the one hand, and Bloom, DSGH or any Affiliate of either one, on the other hand. The Company does not have any outstanding debt to an Affiliate thereof.
(u)    Reserved.
(v)    PUHCA.
(i)    DSGH is a “holding company” under PUHCA solely with respect to its ownership of the Company and is not subject to, or is exempt from, and following the commencement of the generation of electric energy for sale by the New Systems, will not be subject to, or will be exempt from FERC access to books and records regulation pursuant to Section 366.3(a) of FERC’s regulations under PUHCA.
(ii)    The Company is not a “holding company” under PUHCA, and the Company is not, and, following the commencement of the generation of electric energy for sale by the New Systems, will not be subject to, regulation under PUHCA except with respect to regulations applicable to Exempt Wholesale Generators.
(w)    State Utility Regulation. The Company is not subject to regulation as a “retail electricity supplier,” an “electric supplier” or a “public utility’’ under the laws of the State of Delaware.
(x)    Acknowledgement. Bloom, DSGH and the Company acknowledge that, except with respect to the representations and warranties expressly made by Southern in this

EXECUTION VERSION

Agreement and the Transaction Documents, Southern has not made any representations or warranties, either express or implied, under this Agreement or any of the other Transaction Documents or otherwise, nor has any of Bloom, DSGH or the Company relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents.
(y)    Intellectual Property. Bloom has full legal title and ownership or right to use, the patents, patent rights, other patent applications, Governmental Authorizations, licenses, trade secrets, trademarks, trademark rights, service marks, trade names or trade name rights or franchises, domain names, copyrights, inventions and intellectual property rights (the “IP Rights”) necessary to conduct its Systems-related business as now operated and the business proposed to be operated in connection with the Transaction Documents. Neither Bloom, DSGH nor the Company has any reason to believe, and neither Bloom nor any of its Affiliates has received any notice (which is material to Bloom’s or its Affiliate’ ability to perform their obligations under the Transaction Documents) that the conduct of its Systems-related business as now operated and the business proposed to be operated in connection with the Transaction Documents conflicts with, violates, infringes upon or misappropriates, or will conflict with, infringe upon or misappropriate, the valid IP Rights of any other Person.
(z)    Disclosure. None of the statements, documents, certificates or other items prepared or supplied by Bloom, DSGH, the Company or any of their Affiliates with respect to the transactions contemplated hereby, taken as a whole, contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made.
(aa)    Systems. As of the date on which a New System is delivered to the Company under the CapEx Agreement, none of the following activities has been completed with respect to such New System: (i) completion of critical tests necessary for proper operation of such System, (ii) synchronization of such System onto the electric distribution and transmission system of the relevant utility, and (iii) the commencement of daily operation of such System.
(bb)    Related Company. Neither DSGH nor the Company is related to Delmarva Power & Light Company d/b/a Delmarva Power within the meaning of Code Section 267 or Code Section 707, except, as it relates to the Company, through Persons that have direct or indirect ownership in Southern.
3.2    Representations and Warranties of Southern.
Southern represents and warrants to DSGH as of the date hereof (except as specifically noted below) as follows:
(a)    Organization, Good Standing, Etc. It is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the corporate power and authority to own, lease and operate its properties and to carry on its business as being conducted on the date hereof in each jurisdiction where the character of its property or nature of its activities makes such a qualification necessary.

EXECUTION VERSION

(b)    Authority. It has the limited liability power and authority to enter into the Transaction Documents to which it is a party, to perform its obligations under such agreements, and to consummate the transactions contemplated therein. The execution and delivery by it of each Transaction Document to which it is a party, and the consummation by it of the transactions contemplated thereunder, have been duly authorized by all necessary company action. Each such Transaction Document has been duly executed and delivered by it. This Agreement (assuming due authorization, execution and delivery by Bloom, DSGH and the Company) constitutes, and upon execution and delivery by Southern of the other Transaction Documents to which it is a party, the Transaction Documents will constitute, the valid and binding obligations of Southern, enforceable against it in accordance with their respective terms, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(c)    No Conflicts. The execution and delivery by Southern of the Transaction Documents to which it is a party do not, and the performance by it of its obligations under such agreements will not, (i) violate any Applicable Law, (ii) conflict with or cause a breach of any provision in the charter, bylaws or other organizational document of Southern, (iii) cause a breach of, constitute a default under, cause the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any authorization, consent, waiver or approval under any contract, license, instrument, decree, judgment or other arrangement to which Southern is a party or under which it is bound or to which any of its assets is subject (or result in the imposition of a Lien upon any such assets), except (in the case of clause (i) and (iii) of this Section 3.2(c) for any that would not reasonably be expected to have a material adverse effect on the ability of Southern to execute and deliver and perform its obligations under the Transaction Documents to which it is a party.
(d)    Absence of Litigation. It is not subject to any outstanding injunction, judgment, order, decree, ruling or charge or, to Southern’s Knowledge, is not threatened with being made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority or before any arbitrator that would adversely affect its ability to complete the transactions contemplated in the Transaction Documents to which it is a party.
(e)    Accredited Investor. It is an “Accredited Investor” as such term is defined in Regulation D under the Securities Act of 1933 as amended (the “Securities Act”). It has had a reasonable opportunity to ask questions of and receive answers from Bloom, DSGH and their Affiliates (other than Mehietia) concerning DSGH, the Class B Membership Interests and the Company. Southern understands that the Class B Membership Interests have not been registered under the Securities Act in reliance on an exemption therefrom, and that DSGH is under no obligation to register such membership interests. Southern will not sell, hypothecate or otherwise transfer such membership interests without registering or qualifying them under the Securities Act and applicable state securities laws or any other Applicable Laws unless the transfer is exempted from registration or qualification under such laws. Southern is acquiring the Class B Membership Interests for its own account and not for the account of any other Person and not with a view to distribution or resale to others.

EXECUTION VERSION

(f)    Information and Investment Intent. Southern recognizes that investment in the Class B Membership Interests involves substantial risks. It acknowledges that any financial projections that may have been provided to it are based on assumptions of future operating results based on assumptions about certain events (many of which are beyond the control of Bloom, DSGH or the Company). It understands that no assurances or representations can be given that the actual results of the operations of the Company will conform to the projected results for any period. Southern has relied solely on its own legal, tax and financial advisers for its evaluation of an investment in the Class B Membership Interests and not on the advice of Bloom, DSGH, the Company, their Affiliates or any of their respective legal, tax or financial advisers.
(g)    Acknowledgement. Except with respect to the representations and warranties expressly made by Bloom in this Agreement or Bloom, DSGH, the Company or any of their Affiliates in the other Transaction Documents, Southern acknowledges that none of Bloom, DSGH, the Company or their Affiliates has made any representation or warranty, nor has Southern relied on any representation or warranty not expressly made in this Agreement or the other Transaction Documents.
(h)    PUHCA. Prior to the Effective Date, it is not a holding company under PUHCA and following the Effective Date, if it is a holding company, it is a holding company solely by virtue of its ownership of one or more Exempt Wholesale Generators.
(i)    FPA. Prior to the Effective Date, and continuing until such time as it becomes the Managing Member of the Company, it is not a “public utility” under the FPA.
(j)    [Reserved.]
(k)    Encumbrance on the Class B Membership Interests. As of the Effective Date, any security interest that has been granted with respect to the Class B Membership Interests by Southern will comply with the requirements of Section 9.5(b) of the LLC Agreement.
(l)    Related Company. Southern is not related to Delmarva Power & Light Company d/b/a Delmarva Power within the meaning of Code Section 267 or Code Section 707.
ARTICLE 4
CERTAIN COVENANTS
4.1    Confidentiality. The confidentiality provisions contained in that certain Mutual Non- Disclosure Agreement dated June 5, 2018 (the “NDA”) shall no longer be effective as of the Effective Date (other than with respect to any obligations of [*] which shall not be affected hereby), and, thereafter, the provisions of Section 11.12 of the LLC Agreement shall apply with respect to the confidentiality obligations of the Parties.
ARTICLE 5
CONDITIONS TO CLOSING

EXECUTION VERSION

5.1    Conditions to the Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby are subject to the fulfillment or waiver by written consent of Bloom, DSGH and Southern, where permissible, at or prior to the Effective Date, of each of the following conditions:
(a)    No preliminary or permanent governmental order, injunction or other order, decree or ruling issued by a court or other Governmental Authority of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any governmental agency of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated hereby illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated hereby. In addition, there shall not be pending by any Governmental Authority any action that seeks to restrain or prevent the consummation of the transactions contemplated by this Agreement.
(b)    The Company shall have received all of the consents from Governmental Authorities listed on Schedule 3.1(j).
(c)    Since the date hereof, there shall not have occurred and be continuing any events that, individually or in the aggregate, have had or reasonably would be expected to have a Material Adverse Effect with respect to the Project or the Company.
5.2    Conditions Precedent to the Obligations of Southern on the Effective Date. The obligation of Southern to make the Initial Funding on the Effective Date will be subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Southern in its sole discretion):
(a)    Southern has received fully executed copies of this Agreement, the other Transaction Documents, the LLC Agreement, the MOMA, the Administrative Services Agreement, the CapEx Agreement, the Repurchase Agreement and the [*];
(b)    Southern has received fully executed copies of each of the Transaction Documents other than those set forth in clause 5.2(a), in and substance satisfactory to Southern, each of which shall be in the form attached hereto;
(c)    Southern has received fully executed copies of all other Material Contracts not referenced Section 5.2(a) and Section 5.2(b), in form and substance satisfactory to Southern;
(d)    Southern has received a legal opinion of (i)  Morris James, LLP, as Delaware counsel to Bloom and DSGH, with respect certain state regulatory matters; and (ii) Orrick Herrington & Sutcliffe LLP as counsel to Bloom, DSGH and the Company with respect to constitutional matters concerning the QFCP-RC Tariff;
(e)    Southern has received a letter from DPL regarding the continued applicability of the QFCP-RC Tariff following completion of the transactions contemplated by the Southern Tax Equity Documents, in a form substantially similar in form and substance to that certain draft letter received from DPL, dated September 14, 2018;

EXECUTION VERSION

(f)    Southern has received (i) from each of Bloom, DSGH and the Company (A) an incumbency certificate dated as of the date hereof, (B) a good standing certificate, dated no more than thirty (30) days prior to the date of this Agreement, from the applicable Secretary of State, (C) resolutions of the board of directors, or other equivalent governing and managing body, authorizing and approving the execution of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereunder and thereunder, certified by a secretary or an assistant secretary as of the date hereof, and (D) formation documents certified by a secretary or an assistant secretary as of the date hereof and (ii) from an authorized officer of the Company, a certificate dated as of the date hereof to the effect that the conditions set forth in Sections 5.2(h), 5.2(i) and 5.2(j) have been satisfied;
(g)    Southern has received evidence, in such form and substance as is reasonably acceptable to Southern, from holders of Indebtedness of the Company, that such Indebtedness has been satisfied in full and terminated and that all Encumbrances securing obligations under such Indebtedness have been, or concurrently with Closing are being, released, such that the Company shall not have any Indebtedness immediately subsequent to the Closing; and (2) none of the assets of the Company shall be subject to any Encumbrances as of the Closing, other than Permitted Encumbrances (not including for the purposes hereof, Encumbrances set forth in clause (c) of the definition of Permitted Encumbrance);
(h)    Each of the representations and warranties of Bloom, DSGH or the Company or their Affiliates in this Agreement or any other Transaction Document shall be true and correct when made and on and as of the Effective Date as if made on and as of such time, except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation and warranty was true and correct as of such earlier date;
(i)    Each of Bloom, DSGH, the Company and their Affiliates shall have performed or complied in all material respects with all conditions, agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Effective Date;
(j)    Each of Bloom, DSGH and the Company has received all necessary third party consents, waivers, authorizations and approvals in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated hereunder and thereunder, each of which consents, waivers, authorizations and approvals have been required by Southern and are in such forms as reasonably satisfactory to Southern, and copies of the same have been delivered to Southern;
(k)    Southern has received the Base Case Model and the Project Budget, each in form and substance satisfactory to Southern;
(l)    Southern has received evidence that (i) the FERC 203 Application has been filed with FERC, and (ii) any filing regarding the reactive power for the Project has been filed;
(m)    Southern has received a copy of the Independent Engineer Report (and, if not addressed to Southern, then a reliance letter in connection therewith) in form and substance

EXECUTION VERSION

reasonably satisfactory to Southern, regarding (i) the technical aspects of the New Systems, and (ii) the maintenance program for the New Systems pursuant to the MOMA;
(n)    The findings of Southern’s customary due diligence review, including with respect to any environmental compliance issues, are reasonably satisfactory to Southern;
(o)    None of Bloom, DSGH, the Company and the Project Company (i) has admitted in writing its inability to pay its debts generally as they become due, (ii) has filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof, (iii) has made an assignment for the benefit of creditors, (iv) has consented to the appointment of a receiver of the whole or any substantial part of its assets, (v) has had a petition in bankruptcy filed against it, (vi) has had a court of competent jurisdiction enter an order, judgment, or decree appointing a receiver of the whole or any substantial part of such entity’s assets or (vii) has had, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assume custody or control of the whole or any substantial part of such entity’s assets;
(p)    The Company (i) has entered into all PJM Agreements, DPL Agreements and all other agreements and made all filings and other arrangements necessary for the transmission, interconnection and delivery of the New Project’s Energy to the PJM Grid and (ii) shall be a PJM member (or shall have contracted with a market participant in PJM to perform its PJM obligations and such market participant shall have entered into all required PJM Agreements and shall be in compliance therewith);
(q)    The Company is an Exempt Wholesale Generator; and
(r)    Southern has received consents and/or estoppel certificates from the landlords under the Red Lion Site Lease and the Brookside Site Lease.
5.3    Conditions Precedent to the Obligations of Bloom and DSGH on the Effective Date. The obligation of Bloom and DSGH to effect the transactions contemplated hereby will be subject to the satisfaction of each of the following conditions (any or all of which may be waived in whole or in part by Bloom and DSGH, each in its sole discretion):
(a)    DSGH has received fully executed copies of this Agreement, the other Transaction Documents, the LLC Agreement, the MOMA, the Administrative Services Agreement, the CapEx Agreement, the Repurchase Agreement, and the Class B Member Guaranty;
(b)    DSGH has received fully executed copies of each of the Transaction Documents other than those set forth in clause 2.5(a), in form and substance satisfactory to DSGH, each of which shall be in the form attached hereto;
(c)    DSGH has received (i) from each of Southern and Class B Guarantor (A) an incumbency certificate dated as of the date hereof, (B) a good standing certificate, dated no more than thirty (30) days prior to the date of this Agreement, from the applicable Secretary of State, (C) resolutions of the board of directors, or other equivalent governing and managing body,

EXECUTION VERSION

authorizing and approving the execution of this Agreement and each of the other Transaction Documents to which it is a party, and the transactions contemplated hereunder and thereunder, certified by a secretary or an assistant secretary as of the date hereof, and (D) formation documents certified by a secretary or an assistant secretary as of the date hereof and (ii) from an authorized officer of Southern and Class B Guarantor a certificate dated as of the date hereof to the effect that the conditions set forth in Sections 5.3(d) and 5.3(e) have been satisfied;
(d)    Each of the representations and warranties of Southern or its Affiliates in this Agreement or any other Transaction Document shall be true and correct when made and on and as of the Effective Date as if made on and as of such time, except to the extent that any such representation or warranty shall have been expressly made only as of an earlier date in which case such representation and warranty was true and correct in all material respects as of such earlier date;
(e)    Each of Southern and Class B Guarantor has received all necessary third party consents, waivers, authorizations and approvals in connection with the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party and the transactions contemplated hereunder and thereunder, each of which consents, waivers, authorizations and approvals is in form reasonably satisfactory to DSGH, and copies of the same have been delivered to DSGH.
ARTICLE 6
[RESERVED]
ARTICLE 7
INDEMNIFICATION
7.1    Indemnification.
(a)    Bloom agrees to indemnify, defend and hold harmless the Class B Indemnified Parties from and against any and all Class B Indemnified Costs; provided, however, except with respect to Class B Indemnified Costs (i) resulting from fraud or willful misconduct, (ii) resulting from failure to pay any amount due to Class B Indemnified Parties under this Agreement or the LLC Agreement, or (iii) resulting from a Third Party Claim, in no event will Bloom’s aggregate obligation (including any prior indemnity payments by Bloom under this Agreement or under the LLC Agreement) to indemnify the Class B Indemnified Parties hereunder exceed the total Capital Contributions made by the Class B Member as of the date this indemnification obligations arises. Southern agrees for itself and all Class B Indemnified Parties that the Bloom indemnification being provided hereunder is in lieu of an indemnity and any claim or right against the Class A Member and, by accepting the indemnity from Bloom under this Section 7.1(a) Southern and the Class B Indemnified Parties waive and release the Class A Member and its members (other than Bloom) from any liability of any kind under this Agreement.
(b)    Southern agrees to indemnify, defend and hold harmless the Class A Indemnified Parties from and against any and all Class A Indemnified Costs; provided, however, except with respect to Class A Indemnified Costs (w) resulting from fraud or willful misconduct, (x) resulting from failure to pay any amount due to Class A Indemnified Parties under this Agreement

EXECUTION VERSION

or the LLC Agreement, or (y) resulting from a Third Party Claim, in no event will Southern’s aggregate obligation (including any prior indemnity payments by Southern under this Agreement or under the LLC Agreement) to indemnify the Class A Indemnified Parties hereunder exceed DSGH’s initial Capital Account balance shown on Schedule 4.2(d) of the LLC Agreement.
(c)    Bloom agrees to indemnify the Class B Indemnified Parties from and against any Tariff Damages. In the event that Bloom owes any indemnification obligations pursuant to this Section 7.1(c) and has failed to pay such amounts, the Class B Indemnified Parties may draw on the then remaining Tariff Damages Collateral maintained by DSGH pursuant to Section 11.15 of the LLC Agreement. For the avoidance of doubt, neither DSGH nor Mehetia (nor any of Mehetia’s direct or indirect owners or any Affiliates of Mehetia or such owners) shall have any liability to Southern for any Tariff Damages except that Southern may draw on the then remaining Tariff Damages Collateral.
“Tariff Damages” means the amount necessary, if treated as a pre-tax cash distribution to Southern, for Southern to achieve an after-tax Southern IRR (as set forth in the Base Case Model) equal to [*]% based on an updated Base Case Model updating the most recently-updated Base Case Model agreed by the Parties pursuant to Section 2.7(a) of the CapEx Agreement and further updated solely to reflect (a) if the Tariff Event results in a reduction in the “Disbursement Rates” (as defined in the QFCP-RP Tariff or the corresponding figure in the Base Case Model) applicable to the New Systems pursuant to the Tariff, such reduced “Disbursement Rates”, or (b) if the New Systems are thereafter ineligible for service under the Tariff, a “Disbursement Rate” equal to $0.00; provided, however, in no event shall “Tariff Damages” as of any date exceed the amounts set forth below, based on the date of the initial reduction in revenues to the Company (the “Tariff Damages Cap”):

Date	Amount

[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]

If the initial reduction in revenue falls in between two of the dates above, the amount of Tariff Damages will be an amount in between the two corresponding amounts, pro rata based on the number of days from the first of the two applicable dates above to the date of the initial reduction in revenue.
Notwithstanding the foregoing, the Tariff Damages Cap shall be automatically and immediately reduced on a dollar-for-dollar basis by the amount of any payments received by the Class B Indemnified Parties pursuant to Section 7.1(c).

EXECUTION VERSION

The parties acknowledge and agree that it would be impracticable or impossible to determine with precision the amount of damages resulting from a Tariff Event. It is therefore understood and agreed by the parties that: (a) the Class B Indemnified Parties may be damaged by a Tariff Event; (b) it would be impractical or impossible to fix the actual damages resulting therefrom; and (c) the amounts of the Tariff Damages are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that may reasonably be anticipated to incur by such failure. Bloom hereby (i) waives any argument that its failure to comply with its obligations set forth in this section would not cause irreparable harm, (ii) agrees that it shall be estopped from arguing the invalidity, or otherwise questioning the reasonableness, of the liquidated damages provided for herein, and (iii) agrees that it will consent to the entry of judgment ordering payment of such liquidated damages in any court of competent jurisdiction.
The foregoing indemnity is provided in place of and in lieu of all representations, warranties, covenants or other indemnities regarding the Tariff by the Company, Bloom or DSGH pursuant to this Agreement and the LLC Agreement. Further, neither the Company, DSGH, nor Bloom shall have any liability to Southern related to any Tariff Event except as expressly set forth in this Section 7.1(c) unless such Tariff Event results from any breach of an expressly-stated representation, warranty or covenant of such Party pursuant to any Transaction Document (other than this Agreement or the LLC Agreement), and any recovery pursuant to this Section 7.1(c) shall be included in the consideration of the applicable Class B Indemnified Party(ies)’s damages resulting from any such breach; provided, however, that neither DSGH nor Mehetia (nor any of Mehetia’s direct or indirect owners or any Affiliates of Mehetia or such owners) shall have any liability to Southern for any Tariff Damages except that Southern may draw on the then remaining Tariff Damages Collateral.
(d)    Bloom agrees to indemnify the Class B Indemnified Parties for any reduction of the Assumed Tax Benefits resulting from the fair market value of the New Systems, as reflected on Southern Company’s originally filed federal income tax return for 2019, being lower than that shown in the Base Case Model (the “Assumed Tax Benefits Damages”), provided, however that (i) Bloom’s indemnity obligation under this Section 7.1(d) shall not exceed the Tax Indemnity Cap, and (ii) Bloom’s indemnity obligations under this Section 7.1(d) shall expire automatically and without further action by any Party on October 1, 2020. In the event that Bloom owes any indemnification obligations pursuant to this Section 7.1(d) and has failed to pay such amounts, the Class B Indemnified Parties may draw on the then remaining Assumed Tax Benefits Collateral maintained by DSGH pursuant to Section 11.16 of the LLC Agreement. For the avoidance of doubt, neither DSGH nor Mehetia (nor any of Mehetia’s direct or indirect owners or any Affiliates of Mehetia or such owners) shall have any liability to Southern for any Assumed Tax Benefits Damages except that Southern may draw on the then remaining Assumed Tax Benefits Collateral.
“Assumed Tax Benefits” means the periodic assumed federal income tax reductions resulting from items of loss, deduction and credits, to be allocated to the Class B Indemnified Parties under the LLC Agreement, as reflected in the Base Case Model, calculated using the highest marginal rate in effect each year under Code Section 11(b)(1) and determined for all periods without regard

EXECUTION VERSION

to whether the Class B Indemnified Parties have any income, gains, or tax liability against which it is permitted to offset such loss, deduction or credit.
“Tax Indemnity Cap” means $[*].
Southern agrees in connection with the process of determining fair market value of the New Systems as follows: (i) it will provide Bloom notice of any objections or adverse feedback from the Internal Revenue Service, (ii) it will provide Bloom with advance notice and opportunity to review and comment on any filings or communications between Southern and the Internal Revenue Service, (iii) it will include Marshall & Stevens in discussions with the Internal Revenue Service (as allowed by Bloom), and (iv) it will reasonably consider Bloom feedback. Southern’s parent company will have sole discretion as to all contents of its income tax returns.
(e)    Other than with respect to Indemnified Costs resulting from Third Party Claims, no claim for indemnification may be made with respect to any Indemnified Costs until the aggregate amount of such costs for which indemnification is (or previously has been) sought by the Indemnified Party under all Transaction Documents exceeds One Hundred Thousand Dollars ($100,000) and once such threshold amount of claim has been reached, the relevant Indemnified Party and its Affiliates shall have the right to be indemnified only to the extent the amount of Indemnified Costs claimed exceed such threshold amount. Claims for indemnification under this Agreement and the other Transaction Documents shall not be duplicative of one another and shall not allow for duplicative recoveries.
(f)    At any time that the closing price for Bloom Common Stock on a national securities exchange is less than $[*][*], or if Bloom Common Stock is no longer traded on a national securities exchange, then Southern shall have the right to require, by written notice delivered to Bloom, that Bloom either (a) provide supplemental Tariff Damages Collateral in the amount of the difference between the then-applicable Tariff Damages and the Tariff Damages Collateral then-available to Southern pursuant to the LLC Agreement, or (b) make a payment to Southern in the amount of such difference. Bloom shall either provide such supplemental Tariff Damages Collateral or make such cash payment (such decision to be made at Bloom’s sole discretion) within eight (8) Business Days of its receipt of such notice.
(g)    In the event that the [*], then within ten (10) Business Days Bloom will increase the amount of the Tariff Damages Collateral to equal [*].
7.2    Direct Claims.
In any case in which an Indemnified Party seeks indemnification under Section 7.1 that is not subject to Section 7.3 because no Third Party Claim is involved, the Indemnified Party shall promptly notify the Indemnifying Party in writing of any amounts that the Indemnified Party claims are subject to indemnification under the terms of this Article 7. The failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim, except to the extent the resulting delay materially and adversely prejudices the position of the Indemnifying Party with respect to such claim.

EXECUTION VERSION

7.3    Third Party Claims.
An Indemnified Party shall give written notice to the Indemnifying Party promptly after it has actual knowledge of commencement or assertion of any Third Party Claim in respect of which the Indemnified Party may seek indemnification under Section 7.1. Such notice shall state the nature and basis of such Third Party Claim and the events and the amounts thereof to the extent known. Any failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to the Indemnified Party under this Article 7, except to the extent the failure to give such notice materially and adversely prejudices the Indemnifying Party. In case any such action, proceeding or claim is brought against an Indemnified Party, so long as it has acknowledged in writing to the Indemnified Party that it is liable for such Third Party Claim pursuant to this Section 7.3, the Indemnifying Party shall be entitled to participate in and, unless in the reasonable judgment of the Indemnified Party a conflict of interests between it and the Indemnifying Party may exist in respect of such Third Party Claim or such Third Party Claim is a Third Party Penalty Claim, to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation or defending such portion of such Third Party Penalty Claim; provided nothing contained herein shall permit DSGH to control or participate in any Tax contest or dispute involving Southern or any Affiliate of Southern, or permit Southern to control or participate in any Tax contest or dispute involving any Affiliate of DSGH other than the Company; and, provided, further, the Parties agree that the handling of any Tax contests involving the Company will be governed by Section 7.7 of the LLC Agreement. In the event that (i) the Indemnifying Party advises an Indemnified Party that the Indemnifying Party will not contest a claim for indemnification hereunder, (ii) the Indemnifying Party fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such Indemnified Party of its election, to defend, settle or compromise, at its sole cost and expense, any such Third Party Claim (or discontinues its defense at any time after it commences such defense) or (iii) in the reasonable judgment of the Indemnified Party, a conflict of interests between it and the Indemnifying Party exists in respect of such Third Party Claim or the action or claim is a Third Party Penalty Claim, then the Indemnified Party may, at its option, defend, settle or otherwise compromise or pay such action or claim or Third Party Claim in each case, at the sole cost and expense of the Indemnifying Party. In any event, unless and until the Indemnifying Party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Indemnifying Party shall be liable for the Indemnified Party’s reasonable costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding. The Indemnified Party shall cooperate to the extent commercially reasonable with the Indemnifying Party in connection with any negotiation or defense of any such action or claim by the Indemnifying Party. The Indemnifying Party shall keep the Indemnified Party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. If the Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense unless otherwise specified herein; provided that any such participation of the Indemnified Party shall be at the Indemnifying Party’s sole cost and expense to the extent such participation relates to a Third

EXECUTION VERSION

Party Penalty Claim. If the Indemnifying Party does not assume such defense, the Indemnified Party shall keep the Indemnifying Party apprised at all times as to the status of the defense; provided, however, that the failure to keep the Indemnifying Party so informed shall not affect the obligations of the Indemnifying Party hereunder. The Indemnifying Party shall not be liable for any settlement of any action, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition any such consent. Notwithstanding anything in this Section 7.3 to the contrary, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, (x) settle or compromise any claim or consent to entry of judgment in respect thereof which involves any condition other than payment of money by the Indemnified Party, (y) settle or compromise any claim or consent to entry of judgment in respect thereof without first demonstrating to the Indemnified Party the ability to pay such claim or judgment, or (z) settle or compromise any claim or consent to entry of judgment in respect thereof that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a full and complete release from all liability in respect of such claim.
7.4    No Duplication.
Any liability for indemnification under this Article 7 shall be determined without duplication of recovery. Without limiting the generality of the prior sentence, if a statement of facts, condition or event constitutes a breach of more than one representation, warranty, covenant or agreement which is subject to the indemnification obligation in Section 7.1, only one recovery of Indemnified Costs per Indemnified Party shall be allowed.
7.5    Sole Remedy.
Except in the case of fraud, willful misconduct or failure to pay, and except for claims brought under the CapEx Agreement, the MOMA and Article IX of the LLC Agreement, the enforcement of the claims of the Parties under this Article 7 are the sole and exclusive remedies that a Party shall have under this Agreement for the recovery of Indemnified Costs; provided, however, that notwithstanding anything to the contrary in this Agreement, each Party hereby reserves all equitable remedies.
7.6    Survival.
All representations, warranties, covenants and obligations made or undertaken by a Party in this Agreement or in any other Transaction Document are material, have been relied upon by the other Parties and shall survive until the final date for any assertion of claims as forth in Section 7.7, if and as applicable, or as otherwise provided in the Transaction Documents.
7.7    Final Date for Assertion of Indemnity Claims.
All claims by an Indemnified Party for indemnification pursuant to this Article 7 resulting from breaches of representations or warranties in  Section 3.1 and Section 3.2 shall be forever barred unless the other party is notified within eighteen (18) months after the final Subsequent Funding Date; provided, that notwithstanding the foregoing, the representations in Section 3.1(g), and Section 3.1(k) shall survive until that date which is sixty (60) days after the applicable statute

EXECUTION VERSION

of limitations expires and the representations in Section 3.1(a), Section 3.1(b), Section 3.1(e) and Section 3.1(f) shall survive indefinitely; and provided further that if written notice of a claim for indemnification has been given by an Indemnified Party on or prior to the last day of the respective foregoing period, then the obligation of the other party to indemnify such Indemnified Party pursuant to this Article 7 shall survive with respect to such claim until such claim is finally resolved.
7.8    Mitigation and Limitations on Indemnified Costs. Notwithstanding anything to the contrary contained herein:
(a)    Reasonable Steps to Mitigate. Each Indemnified Party will take, at the Indemnifying Party’s own reasonable cost and expense, all reasonable commercial steps identified by Indemnifying Party to the Indemnified Parties to mitigate all Indemnified Costs (other than any such Indemnified Costs that are Taxes), which steps may include availing itself of any defenses, limitations, rights of contribution, claims against third Persons and other rights at law or equity. The Indemnified Parties will provide such evidence and documentation of the nature and extent of the Indemnified Costs as may be reasonably requested by the Indemnifying Party.
(b)    Net of Insurance Benefits. All Indemnified Costs shall be net of insurance recoveries from insurance policies of the Company (including under the existing title policies) to the extent that any proceeds of such policies, less any costs, expenses or premiums incurred by the Company in connection therewith, are distributed by the Company to the Indemnified Party; provided, however, such amount shall account for any costs or expenses incurred by the Indemnified Party in connection with obtaining insurance proceeds with respect to any breach or nonperformance hereunder.
(c)    No Consequential Damages. Indemnified Costs shall not include, and an Indemnifying Party shall have no obligation to indemnify any Indemnified Party for or in respect of, any punitive, consequential or exemplary damages of any nature including but not limited to damages for lost profits or revenues or the loss or use of such profits or revenue, loss by reason of plant shutdown or inability to operate at rated capacity, increased operating expenses of plant or equipment, increased costs of purchasing or providing equipment, materials, labor, services, costs of replacement, power or capital, debt service fees or penalties, inventory or use charges, damages to reputation, damages for lost opportunities, or claims of the Company’s customers, members or affiliates, regardless of whether said claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law unless payable by such Indemnified Party as part of a Third Party Claim; provided, however, that the lost profits or revenues (and the loss or use thereof) language set forth in this Section 7.8(c) shall not be interpreted to exclude from Indemnified Costs any damages, losses, claims, liabilities, demands charges, suits, Taxes, penalties, costs or expenses that would otherwise be included within the definition of Indemnified Costs because they result from a reduction in the profits of the Project Company, the Company, or both.
7.9    Payment of Indemnification Claims.
All claims for indemnification shall be paid by Indemnifying Party in immediately available funds in U.S. dollars. Any undisputed portion of an indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Parties involved. An Indemnifying Party

EXECUTION VERSION

may dispute any portion of an indemnification claim, provided, however, that such disputed indemnification claim shall be paid promptly by the Indemnifying Party to the Indemnified Party together with interest at a market rate upon the final determination of the payable amount of the claim (if any) by a court of competent jurisdiction.
7.10    Repayment; Subrogation.
If the amount of any Indemnified Costs, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under any insurance coverage (excluding any proceeds from self-insurance or flow through insurance policies) or under any claim, recovery, settlement or payment by or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith, must promptly be repaid by the Indemnified Party to the Indemnifying Party net of any Taxes imposed upon the Indemnified Party in respect of such amounts, but taking into account any Tax benefit the Indemnified Party receives as a result of such repayment. Upon making any indemnity payment (other than any indemnity payment relating to Taxes), the Indemnifying Party will, to the extent of such indemnity payment, be subrogated to all rights of the Indemnified Party against any third party, except third parties that provide insurance coverage to the Indemnified Party or its Affiliates, in respect of the Indemnified Costs to which the indemnity payment relates. Without limiting the generality or effect of any other provision hereof, each such indemnified Party and the Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights, and otherwise cooperate in the prosecution of such claims at the direction of the Indemnifying Party. Nothing in this Section 7.10 will be construed to require any Party to obtain or maintain any insurance coverage.
ARTICLE 8
GENERAL PROVISIONS
8.1    Exhibits and Schedules. All Exhibits and Schedules are incorporated herein by reference.
8.2    Disclosure Schedules.
Any matter disclosed in any section of the Schedules shall be deemed disclosed for all purposes and all sections of the Schedules to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.
8.3    Amendment, Modification and Waiver.
This Agreement may not be amended or modified except by an instrument in writing signed by each of the Parties to this Agreement. Any failure of Bloom or DSGH to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by Southern, and any failure of Southern to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by Bloom and DSGH, but any such waiver or failure to insist upon

EXECUTION VERSION

strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.
8.4    Severability.
If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party.
8.5    Expenses.
Bloom and DSGH, on one hand, and Southern, on the other hand, will be responsible for paying all of their own respective reasonable legal and consultants’ costs, fees and expenses incurred by itself and its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents in connection with the execution thereof and any Funding.
8.6    Parties in Interest.
This Agreement shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (other than the Indemnified Parties as provided in Article 6) any rights or remedies of any nature whatsoever under or by reason of this Agreement.
8.7    Notices.
All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by a nationally recognized overnight courier, by facsimile, or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)    If to DSGH, to:
Diamond State Generation Holdings, LLC
c/o Bloom Energy Corporation
4353 N. 1st Street
San Jose, CA 95134
Attention: [*]
Telephone: [*]

(b)    If to the Company, to:
Diamond State Generation Partners, LLC

EXECUTION VERSION

c/o Bloom Energy Corporation
4353 N. 1st Street
San Jose, CA 95134
Attention: [*]
Telephone: [*]

(c)    If to Southern, to:
Southern Power Company
30 Ivan Allen Jr. Blvd., NW
Bin SC 1108
Atlanta, GA 30308
Attention: [*]J
Attention: [*]
E-mail: [*][*]
Telephone: [*]

and:

Smith, Anderson, Blount, Dorsett,
Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, Suite 2300
Raleigh, NC 27601
Attention: [*]
Telephone: [*]
Email: [*]

Unless otherwise provided herein, any offer, acceptance, election, approval, consent, certification, request, waiver, notice or other communication required or permitted to be given hereunder (collectively referred to as a “Notice”), shall be in writing and delivered (i) in person, (ii) by registered or certified mail with postage prepaid and return receipt requested, (iii) by recognized overnight courier service with charges prepaid or (iv) by facsimile transmission, directed to the intended recipient at the address of such Member listed in this Section 8.7 or at such other address as any Member hereafter may designate to the others in accordance with a Notice under this Section 8.7. A Notice or other communication will be deemed delivered on the earliest to occur of (a) its actual receipt when delivered in person, (b) the fifth (5th) Business Day following its deposit in registered or certified mail, with postage prepaid, and return receipt requested, (c) the second (2nd) Business Day following its deposit with a recognized overnight courier service, or (d) the date of receipt of a facsimile or, if such date of receipt is not a Business Day, the next Business Day following such date of receipt, provided the sender can and does provide evidence of successful transmission. Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. on a Business Day shall be deemed to be received on the next Business Day.

EXECUTION VERSION

8.8    Counterparts.
This Agreement may be executed and delivered (including by facsimile transmission or “portable document format”) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Signatures of the Parties transmitted by facsimile or electronic mail shall be deemed to be their original signatures for all purposes.
8.9    Entire Agreement.
This Agreement (together with the other Transaction Documents) constitutes the entire agreement of the Parties and supersedes all prior agreements, letters of intent and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
8.10    Governing Law; Choice of Forum; Waiver of Jury Trial.
THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS THEY APPLY TO CONTRACTS PERFORMED IN THAT STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY TO THIS AGREEMENT). THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING RELATING TO A DISPUTE AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO.
8.11    Public Announcements.
Except for statements made or press releases issued (i) pursuant to the Securities Act or the Securities Exchange Act of 1934, (ii) pursuant to any listing agreement with any national securities exchange or the Financial Industry Regulatory Authority, Inc., or other regulatory authority or self-regulatory authority, or (iii) as otherwise required by Applicable Law, neither DSGH nor Southern shall issue, or permit any of their respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties. Subject to any requirements of Applicable Law, DSGH and Southern will be given the opportunity to review in advance, upon the request of DSGH or Southern, as the case may be, all information relating to the transactions contemplated by the Transaction Documents that appear in any filing made in connection with the transactions contemplated hereby or thereby, other than any filing to be made by Southern to a regulator thereof.
8.12    Assignment.

EXECUTION VERSION

This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement may only be assigned to the same extent (and only by and to the same Persons) that membership interests in the Company are assignable pursuant to the terms of the LLC Agreement. Any attempted assignment of this Agreement other than in strict accordance with this section and the terms of the LLC Agreement shall be null and void ab initio and of no force or effect.
8.13    Relationship of Parties.
This Agreement does not constitute a joint venture, association or partnership among the Parties. No express or implied term, provision or condition of this Agreement shall create, or shall be deemed to create, an agency, joint venture, partnership or any fiduciary relationship among the Parties.
[Remainder of page intentionally left blank. Signature pages to follow.]

IN WITNESS WHEREOF, each Party has caused this Equity Capital Contribution Agreement to be signed on its behalf as of the date first written above.
DIAMOND STATE GENERATION HOLDINGS, LLC

By:     /s/ Tim Gray
Name: Tim Gray
Title: Vice President

EXECUTION VERSION

DIAMOND STATE GENERATION PARTNERS, LLC

By: Diamond State Generation Holdings, LLC

Its: Manager

By: /s/ Tim Gray
Name: Tim Gray
Title: Vice President

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]

EXECUTION VERSION

SP DIAMOND STATE CLASS B HOLDINGS, LLC
By:
Name:
Title:

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]

EXECUTION VERSION

Solely with respect to Section 3.1 and Article 7 and Article 8
BLOOM ENERGY CORPORATION

By: /s/ Dean Boles
Name: Dean Boles
Title: Corporate Controller

[Signature Page to the Equity Capital Contribution Agreement - Diamond State Generation Partners, LLC]

EXECUTION VERSION

EXHIBIT A
INITIAL FLOW OF FUNDS MEMORANDUM

EXHIBIT B
FORM OF FUNDING NOTICE
To:     SP DIAMOND STATE CLASS B HOLDINGS, LLC (“SOUTHERN”)
This Funding Notice, dated ________, 20_, is given pursuant to Section 2.2(b) of the Equity Capital Contribution Agreement (“ECCA”) between DIAMOND STATE GENERATION HOLDINGS, LLC (“DSGH”), DIAMOND STATE GENERATION PARTNERS, LLC (the “Company”), BLOOM ENERGY CORPORATION, and SP DIAMOND STATE CLASS B HOLDINGS, LLC (“Southern”) dated June 14, 2019. Terms defined in the ECCA have the same meaning where used in this Funding Notice.
The Company hereby notifies Southern that, in connection with the Funding Date occurring on ___________, 20__, Southern shall be obligated to make the Monthly Contribution payments to the Company for all amounts set forth in the Monthly Payment Notice issued pursuant to Section 2.5(c) of the CapEx Agreement in the aggregate amount of $__________.

Included with this Funding Notice is the applicable Monthly Payment Notice referenced above.
The Company hereby certifies that each of the applicable conditions set forth in Section 2.5(a) of the ECCA have been, and remain, satisfied as of the date of this Funding Notice.
This Funding Notice may be relied upon by Southern.
Signed for and on behalf of DIAMOND STATE GENERATION PARTNERS, LLC

By: __________________________
Name:
Title:

EXECUTION VERSION

Attachment A Funding Notice
Monthly Payment Notice